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                                                                  Exhibit (8)(e)

                        ASSIGNMENT OF AND AMENDMENT #2 TO
                        ADMINISTRATIVE SERVICES AGREEMENT
                                     BETWEEN

                               AIM ADVISORS, INC.

                                       and

                     SECURITY EQUITY LIFE INSURANCE COMPANY

      WHEREAS, SECURITY EQUITY LIFE INSURANCE COMPANY (the "Company") and AIM ADVISORS, INC. ("AIM") have previously entered into an Administrative Services Agreement effective October 12, 1999 and amended effective January 3, 2000; and

      WHEREAS, the Company has agreed to merge with and into Metropolitan Life Insurance Company, a New York corporation with its principal place of business at One Madison Avenue, New York, New York 10010 ("MetLife"); and

      WHEREAS, by operation of law as a result of the merger, MetLife will assume ownership of the assets in the Company's segregated asset accounts, referred to the Agreement (the "Accounts"), and will assume all of the Company's liabilities and obligations under the variable life insurance policies and variable annuity contracts issued by the Company and the Accounts; and

      WHEREAS, the Company desires to assign, and MetLife desires to assume, all of the Company's interests, rights and obligations under the Agreement; and

      WHEREAS, Section 6(b) of the Agreement provides generally that the Agreement may not be assigned without the written consent of the parties.

      NOW, THEREFORE, the parties hereto agree to the following:

      1. The Company and AIM consent to the assignment to MetLife of all of the Company's interests, rights and obligations under the Agreement, effective as of the date the Company merges with and into MetLife.

      2. MetLife agrees to assume all of the Company's interests, rights and obligations under the Agreement, effective as of the date the Company merges with and into MetLife.

      3. The Agreement is amended so that each reference to "Security Equity Life Insurance Company" or "the Company" is now a reference to MetLife.
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      IN WITNESS WHEREOF we have set our hands as of the _____ day of
_________________, 2003.

SECURITY EQUITY LIFE INSURANCE            METROPOLITAN LIFE INSURANCE
COMPANY                                   COMPANY

By:  _______________________________      By:  _________________________________
Name: ______________________________      Name: ________________________________
Title: _____________________________      Title: _______________________________



AIM ADVISORS, INC.

By:  _______________________________
Name: ______________________________
Title: _____________________________